UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2021 (September 8, 2021)

AGREE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

1-12928 (Commission file number)	38-3148187 (I.R.S. Employer Identification No.)

70 E. Long Lake Road Bloomfield Hills, MI (Address of principal executive offices)	48304 (Zip code)

(Registrant’s telephone number, including area code) (248) 737-4190

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 par value	ADC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.	Material Modification to Rights of Security Holders.

On September 13, 2021, Agree Realty Corporation (the “Company”) filed, with the State Department of Assessments and Taxation of the State of Maryland, Articles Supplementary (the “Articles Supplementary”) to the Company’s Articles of Incorporation, as amended and supplemented, classifying and designating 7,000 of the Company’s authorized but unissued shares of preferred stock, as 4.250% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). A summary of the material terms of the Series A Preferred Stock is set forth under the caption “Description of the Series A Preferred Shares and the Depositary Shares” in the Company’s prospectus supplement, dated September 8, 2021 and filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2021 (the “Prospectus Supplement”). The summary of the Series A Preferred Stock in the Prospectus Supplement and the following description of the Series A Preferred Stock are qualified in their entirety by reference to the Articles Supplementary, which are hereby incorporated by reference into this Item 3.03 and which are filed as Exhibit 3.1 to this Current Report on Form 8-K.

The Company filed the Articles Supplementary in connection with its Depositary Shares Offering (as defined below), as further described below.

The Series A Preferred Stock rank senior to the Company’s common stock, $0.0001 par value per share (“Common Stock”), with respect to the payment of dividends or the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company.

In addition to other preferential rights, each holder of shares of Series A Preferred Stock is entitled to receive a liquidation preference, which is equal to $25,000.00 per share of Series A Preferred Stock, plus any accrued and unpaid dividends to, but not including, the date of payment, before any payments are made to the holders of shares of the Company’s Common Stock or any other equity securities that rank junior to the Series A Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company.

Furthermore, the Company is restricted from declaring or paying any dividends, or setting apart any assets for the payment of dividends, on shares of Common Stock or, subject to certain exceptions, redeeming, purchasing or otherwise acquiring shares of Common Stock unless full cumulative dividends on the Series A Preferred Stock have been declared and either paid or set apartment for payment for all past dividend periods.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information about the Articles Supplementary set forth under Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.03.

Item 8.01.	Other Events.

On September 8, 2021, the Company and Agree Limited Partnership (the “Operating Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) with the several underwriters named on Schedule I therein (collectively, the “Underwriters”), for whom Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Raymond James & Associates, Inc. are acting as representatives, pursuant to which the Company agreed to offer and sell 7,000,000 depositary shares (the “Depositary Shares”), each representing 1/1,000th of a share of the Series A Preferred Stock (the “Depositary Shares Offering”). In the Underwriting Agreement, the Company and the Operating Partnership made certain customary representations, warranties and covenants and agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The closing of the Depositary Shares Offering is expected to occur on September 17, 2021, subject to customary closing conditions pursuant to the terms of the Underwriting Agreement.

The Company estimates that the net proceeds from the Depositary Shares Offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $170.3 million. The shares of Series A Preferred Stock have been registered on the Company’s shelf registration statement on Form S-3 (File No. 333-238729), which became effective upon filing with the SEC on May 27, 2020, and each amendment thereto.

This description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 8.01. For a more detailed description of the Underwriting Agreement, see the disclosure under the caption “Underwriting” contained in the Prospectus Supplement, which disclosure is hereby incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)        Exhibits

Exhibit	Description

1.1	Underwriting Agreement, dated as of September 8, 2021, by and among the Company, the Operating Partnership and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Raymond James & Associates, Inc., as representatives of the several underwriters named on Schedule I therein.
3.1	Articles Supplementary of the Company establishing and fixing the rights and preferences of the 4.250% Series A Cumulative Redeemable Preferred Stock.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

Date: September 13, 2021	By:	/s/ Peter Coughenour
Name: Peter Coughenour
Title: Interim Chief Financial Officer